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                                                                     EXHIBIT 5.1


February 11, 2002



Cirrus Logic, Inc.
4210 South Industrial Drive
Austin, TX  78744

Re:   Stream Machine Company 1996 Stock Plan
      Stream Machine Company 2001 Stock Plan
      Nonstatutory Stock Option Grants to Purchase up to 5,257 shares

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the actions taken and proposed to be taken by Cirrus Logic, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8, Post-Effective Amendment No. 1 (the "Amendment") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of (i) 539,683 shares of its Common Stock, $0.001 par value (the "Common Stock"), issuable pursuant to the Stream Machine Company 1996 Stock Plan (the "1996 Plan") assumed by the Company, (ii) 373,496 shares of its Common Stock issuable pursuant to the Stream Machine Company 2001 Stock Plan (the "2001 Plan"), and (iii) 5,257 shares of its Common Stock issuable pursuant to five nonstatutory stock option agreements for grants made outside of any plan (the "Non-Plan Grants") (the 1996 Plan, 2001 Plan and Non-Plan grants are collectively referred to as "the Plans").

I have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as I have deemed necessary or appropriate in order to give the opinion expressed herein. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. In addition, I have relied, to the extent I deem such reliance proper, upon such certificates of public officials and officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Based on the foregoing, it is my opinion that the 918,436 shares of Common Stock referred to above have been duly authorized by the Company and, when issued and, in the case of shares to be issued upon exercise of stock options granted under the Plans, the option price therefor paid as described in the Plans, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,


/s/ Steven D. Overly
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Steven D. Overly
Senior Vice President, Administration, and General Counsel